ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

Filed in the office of	Document Number
	20080053394-44
Ross Miller	Filing Date and Time
Secretary of State	01/25/2008 4:24 PM
State of Nevada	Entity Number E0118442006-3

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

Crown Oil and Gas Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

50,000,000 shares of common stock, $0.001 par value.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

900,000,000 shares of common stock, $0.001 par value.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The corporation shall issue 18 shares of common stock for every one (1) share of common stock issued and outstanding immediately prior to the effective date of the forward stock split.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued.

7. Effective date of filing (optional): **January 31, 2008**

8. Officer Signature: ______________ Signature   President Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fee

Nevada Secretary of State AM 78.209 2007
Revised on: 01/01/2007

CW1626197.1